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                                                                       Exhibit 3
                                   ESCROW AGREEMENT


    THIS ESCROW AGREEMENT is made and entered into as of December 27, 1996 by and among a Zoran Corporation, Delaware corporation ("Zoran"), First Trust of California, National Association (the "Escrow Agent"), and George T. Haber (the "Shareholder Representative") for and on behalf of the shareholders (the "Shareholders") and option holders (the "Option Holders" or, collectively with the Shareholders, the "Securityholders") of CompCore Multimedia, Inc., a California corporation ("CompCore").

                                   R E C I T A L S

    A. Pursuant to that certain Amended and Restated Agreement and Plan of Reorganization dated as of November 27, 1996 (the "Plan of Reorganization"), Zoran will issue to the Shareholders shares of Zoran Common Stock, $.001 par value ("Zoran Common Stock), pursuant to the merger (the "Merger") of See Acquisition Corporation, a California corporation and wholly-owned subsidiary of Zoran ("Sub"), with and into CompCore and may issue additional shares of Zoran Common Stock to the Option Holders upon exercise of Assumed Options (as defined in the Plan of Reorganization);

    B. Pursuant to Article IX of the Plan of Reorganization, a copy of which is attached hereto as APPENDIX I and incorporated herein by reference, the Shareholders have agreed to indemnify Zoran and other members of the Zoran Group (as therein defined) with respect to inaccuracies in or breaches of representations, warranties or covenants made by CompCore in the Plan of Reorganization and certain other matters; and

    C. In accordance with the Plan of Reorganization, the parties desire to establish an escrow for the purpose of providing a fund against which Zoran (on behalf of itself and other members of the Zoran Group) may seek indemnification under the Plan of Reorganization.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual obligations herein, the parties agree as follows:

    1. ESTABLISHMENT OF ESCROW. At the Closing (as defined in the Plan of Reorganization), or as soon thereafter as practicable, Zoran shall deliver to the Escrow Agent for deposit into escrow (the "Escrow") certificates representing an aggregate of 195,732 shares of Zoran Common Stock otherwise distributable to the Shareholders in the Merger (the "Initial Escrow Shares"). In addition, from time to time, upon the exercise (if any) of any Assumed Options prior to the Termination Date (as defined in the Plan of Reorganization), Zoran will deliver to the Escrow

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Agent for deposit into the Escrow an additional certificate or certificates representing 10% of the shares of Zoran Common Stock otherwise issuable to the Option Holders upon exercise of such Assumed Options (the "Option Escrow Shares"). The Initial Escrow Shares and the Option Escrow Shares are herein referred to collectively as the "Escrow Shares." The Escrow Shares so delivered to the Escrow Agent and any other securities, cash or other property from time to time held by the Escrow Agent pursuant to the terms hereof is herein referred to as the "Escrow Fund." The Escrow Agent agrees to accept the Escrow Shares and to hold the Escrow Fund in escrow subject to the terms and conditions of this Agreement.

    2.   MAINTENANCE OF THE ESCROW.   The Escrow Agent shall establish a
separate account for each Securityholder showing the number of Escrow Shares and the amount and type of other property, if any, held in the Escrow for such Securityholder on the basis of a list of the Securityholders' respective ownership percentage provided to the Escrow Agent by the Shareholder Representative. The Escrow Agent shall maintain records showing each Securityholder's Proportionate Interest in the Escrow Fund and shall adjust each Securityholder's account to reflect distributions from, and additions or substitutions to, the property held for the account of such Securityholder in the Escrow. For purposes of this Agreement, each Securityholder's "Proportionate Interest" in the Escrow Fund as of a specific date shall be equal to the percentage that the value of the Escrow Shares and other property held for the account of such Securityholder in the Escrow bears to the value of all property held for the account of all Securityholders in the Escrow as of such date. For purposes of the provisions of this Agreement relating to indemnification and claims, the Escrow Shares shall be deemed to have a value equal to the average closing sale price of Zoran Common Stock (as quoted on the Nasdaq National Market and reported in THE WALL STREET JOURNAL) for the ten (10) trading days preceding the Effective Time (as defined in the Plan of Reorganization). The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares required by this Agreement. Zoran shall cooperate with the Escrow Agent in promptly issuing, or causing its transfer agent to promptly issue, such stock certificates as shall be required to effect such transfers. All Escrow Shares and any other securities from time to time held in the Escrow Fund shall be registered in the name of the Escrow Agent or its nominee.

    3. SHAREHOLDER REPRESENTATIVE. From and after the establishment of the Escrow as provided in Section 1 hereof, the Shareholders shall be represented by the Shareholder Representative, or his successor appointed in accordance with
Section 9.7 of the Plan of Reorganization, who shall have the duties and authority set forth in said section.

    4. DIVIDENDS, VOTING AND RIGHTS OF OWNERSHIP. Except for tax-free dividends paid in stock declared with respect to the Escrow Shares pursuant to
Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which

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shall be treated in the manner set forth in Section 1 hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be distributed currently to the Securityholders and, if distributed to the Escrow Agent, shall promptly be paid over to the Securityholders. Each Securityholder will have voting rights with respect to the Escrow Shares deposited in the Escrow with respect to such Securityholder so long as such Escrow Shares are held in escrow, and Zoran shall take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Securityholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement. Subject to the rights of Zoran and the other members of the Zoran Group under the Plan of Reorganization and this Agreement, all beneficial interest in the Escrow Fund shall be the property of the Securityholders from and after the Closing, and Zoran shall have no interest therein. None of the rights of the Securityholders hereunder shall be transferable except as otherwise provided by law. Each of the Securityholders shall be obligated for all federal, state or local taxes applicable to such Securityholder's interest in the Escrow Fund.

    5.   CLAIMS FOR INDEMNIFICATION; DISPOSITION THEREOF.

         (a) If an Indemnitee (as defined in the Reorganization Agreement) shall have any claim (a "Claim") for indemnification pursuant to Article IX of the Plan of Reorganization, the Indemnitee or Zoran shall promptly deliver to the Shareholder Representative and the Escrow Agent an Indemnification Claim in accordance with Section 9.3 of the Plan of Reorganization Agreement.

         (b) If the Shareholder Representative shall not have notified Zoran and the Escrow Agent objecting to the delivery of any of the Escrow Fund out of the Escrow to Zoran for application to such Claim within thirty (30) calendar days after delivery of such Indemnification Claim (determined in accordance with Section 14(d)), the Escrow Agent shall, as promptly as practicable following the expiration of such period, deliver out of the Escrow to Zoran the number of whole Escrow Shares having an aggregate value most nearly equal to the amount of such Claim.

         (c) If the Shareholder Representative gives notice to the Escrow Agent and Zoran objecting to the delivery of any of the Escrow Fund out of the Escrow to Zoran for application to a Claim (a "Contested Claim") within the 30-day period specified in Section 5(b) hereof, the Escrow Agent shall make no delivery to Zoran out of the Escrow Fund with respect to such Contested Claim until the rights of the Securityholders and the Indemnitee with respect thereto have been agreed upon between the Shareholder Representative and Zoran or until such rights are finally determined by arbitration pursuant to Section 13 hereof. If the arbitrator in such proceeding shall determine that the Escrow Fund, or any part thereof, is to be

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delivered out of the Escrow to Zoran to satisfy such Contested Claim, the
Escrow Agent shall, as promptly as practicable following receipt of such determination, deliver out of the Escrow to Zoran the number of whole Escrow Shares having an aggregate value most nearly equal to the amount of such Contested Claim.

    6. DISTRIBUTION OF ESCROW FUND; TERMINATION OF ESCROW. The portion of the Escrow Fund not previously distributed in accordance with the terms of
Section 5 hereof shall be held by the Escrow Agent until ten (10) business days following the Termination Date (the "Release Date"). Notwithstanding the foregoing, there shall be retained in the Escrow the lesser of (i) the number of Escrow Shares having an aggregate value equal to 100% of the amount of all pending Claims asserted pursuant to Section 5 hereof and expenses reasonably estimated by Zoran to be necessary for the disposition of all such Claims, and
(ii) the entire remaining Escrow Fund. The Escrow Fund not so distributed shall be retained by the Escrow Agent until all such pending Claims are resolved and the remaining Escrow Fund deliverable to any Zoran as a result thereof, if any, shall have been delivered to Zoran. Thereafter, the Escrow Agent shall, as promptly as practicable, deliver the remaining Escrow Fund to the Shareholders in accordance with their Proportionate Interests.

    7. TERM OF ESCROW AGREEMENT. This Agreement shall terminate upon the distribution by the Escrow Agent of all property held in the Escrow Fund.

    8. FEES OF THE ESCROW AGENT. The fees of the Escrow Agent, including (i) the normal costs of administering the Escrow as set forth on the Fee Schedule attached hereto as APPENDIX II and (ii) all fees and costs associated with the administration of Claims, shall be paid by Zoran. In the event that the Escrow Agent renders any service hereunder not provided for herein or there is any assignment of any interest in the subject matter of the Escrow or modification hereof, the Escrow Agent shall be reasonably compensated for such extraordinary services by the party that is responsible for or requests such services.

    9. LIABILITY OF THE ESCROW AGENT. In performing any of its duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except in the event of gross negligence or willful misconduct on its part. The Escrow Agent shall not incur any such liability for
(i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine; nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any agent's authority. In addition, the Escrow Agent may consult with legal counsel in connection with its duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for

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determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

    10. CONTROVERSIES. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of the Escrow, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, it may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in the Escrow, except all costs, expenses, charges and reasonable attorneys' fees incurred by it due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of the Escrow.

    11. INDEMNIFICATION OF ESCROW AGENT. Zoran and the Securityholders and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel, and disbursements that may be imposed on the Escrow Agent, or incurred by it in connection with the performance of its duties under this Agreement, including but not limited to any arbitration or litigation arising from this Agreement or involving its subject matter. Nothing contained in this Section 11 shall impair the rights of the Securityholders and Zoran, as between themselves, including without limitation, their rights to enforce the provisions of Section 8 hereof with respect to the allocation of the Escrow Agent's fees.

    12. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the other parties; PROVIDED, HOWEVER, that no such resignation shall become effective until the appointment of a successor Escrow Agent which shall be accomplished as follows: Zoran and the Shareholder Representative shall use their best efforts to agree on a successor Escrow Agent within thirty (30) days after receiving such notice. If the parties fail to agree on a successor Escrow Agent within such time, the Escrow Agent shall have the right to appoint a successor Escrow Agent authorized to do business in the State of California. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights,

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powers, and duties of the predecessor Escrow Agent as if originally named as
Escrow Agent herein. The predecessor Escrow Agent then shall be discharged from any further duties and liability under this Agreement.

    13.  ARBITRATION.

         (a) Each Contested Claim will be settled by binding arbitration pursuant to Section 13(c) hereof unless otherwise agreed by the Shareholder Representative and Zoran. Any portion of the Claim which is not contested shall be resolved as set forth in Section 5(b) hereof. The final decision of the arbitrator shall be furnished to the Escrow Agent, the Shareholder Representative and Zoran in writing and will constitute a conclusive determination of the issue in question, binding upon CompCore, the Securityholders and Zoran and shall not be contested or appealed by any of them. After notice that the Claim is contested by the Shareholder Representative, the Escrow Agent will continue to hold in the Escrow Fund Escrow Shares having a value sufficient to cover such Claim, as determined pursuant to Section 2 hereof (notwithstanding the expiration of the Release Date), until the earlier of
(i) execution of a settlement agreement by Zoran and the Shareholder Representative setting forth a resolution of the Indemnification Claim, or
(ii) receipt of a copy of the final award of the arbitrator.

         (b) The number of Escrow Shares to be delivered or held in Escrow pursuant to a Contested Claim shall be equal to (i) the aggregate dollar amount of the Contested Claim as determined pursuant to this Section 13 divided by
(ii) the value of the Escrow Shares on the date that the Indemnification Claim is delivered to the Shareholder Representative, as determined pursuant to
Section 2 hereof.

         (c) Any Contested Claim shall be settled by arbitration in Palo Alto, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association
("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim.

    14.  MISCELLANEOUS.

         (a) ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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         (b)  SEVERABILITY.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

         (c) ENTIRE AGREEMENT. This Agreement, the Appendices hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         (d) NOTICES. No notice or other communication shall be deemed given unless sent in the manner, and to the persons, specified in this Section 14(d). All notices and other communications hereunder will be in writing and will be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the day after dispatch if sent by overnight courier, or (iii) upon dispatch if transmitted by facsimile (and confirmed by a copy delivered in accordance with clause (i) or (ii)), addressed to the parties at the following addresses:

    To the Escrow Agent:     First Trust of California, National Association
                             Global Escrow Depository Services
                             One California Street, Fourth Floor
                             San Francisco, California  94111
                             Attn:  Barbara Wise

               To Zoran:     Zoran Corporation
                             2041 Mission College Boulevard
                             Santa Clara, California  95054
                             Attn:  President

         with a copy to:     Gray Cary Ware & Freidenrich
                             400 Hamilton Avenue
                             Palo Alto, California  94301
                             Facsimile:  (415) 327-3699
                             Attn:  Dennis C. Sullivan, Esq.

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To the Shareholder Representative:    George T. Haber
                                      CompCore Multimedia, Inc.
                                      3120 Scott Boulevard, 2nd Floor
                                      Santa Clara, CA  95054
                                      Facsimile:  (408) 567-0586

                   with a copy to:    Cooley Godward LLP
                                      Five Palo Alto Square
                                      Palo Alto, CA  94306
                                      Facsimile:  (415) 857-0663
                                      Attn:  Andrei M. Manoliu, Esq.

Any party may change its address for such communications by giving notice thereof to the other parties.

         (e) OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

         (f) AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         (g) FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         (h) ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

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         (i)  GOVERNING LAW.  It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         (j) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


ZORAN CORPORATION                      SHAREHOLDER REPRESENTATIVE:


By:
   -----------------------------       -----------------------------
                                       George T. Haber
Title:
      --------------------------

FIRST TRUST OF CALIFORNIA,
National Association


By:
   -----------------------------

Title:
      --------------------------


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